Exhibit 99.1

Alamosa Announces Redemption of 12 7/8% Senior Discount Notes Due 2010


    LUBBOCK, Texas--(BUSINESS WIRE)--March 31, 2005--Alamosa Holdings, Inc. (Nasdaq/NM: APCS) today announced that its subsidiary, Alamosa (Delaware), Inc., has delivered a notice calling for the redemption of all of its outstanding 12 7/8% Senior Discount Notes (the Notes) due February 15, 2010. As of February 15, 2005, the aggregate principal amount of Notes outstanding was approximately $6.4 million.
    The redemption date for the Notes will be April 25, 2005 (the "Redemption Date"). The redemption price (the "Redemption Price") will be 106.438% of the accreted value of the Notes, plus accrued and unpaid interest to the redemption date with all Notes being redeemed in whole, not in part. Early redemption of the Notes will be funded with available cash resources and will result in projected interest savings of approximately $4 million dollars over the next 5 years, based on the original maturity of the Notes.

    ABOUT ALAMOSA

    Alamosa Holdings, Inc. is the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE: FON), which operates the largest all-digital, all-CDMA Third-Generation (3G) wireless network in the United States. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois, California, and subsequent to year end in Georgia, South Carolina, North Carolina and Tennessee. Alamosa's territory includes licensed population of 23.2 million residents, including 15.8 million residents in Alamosa's territories and 7.4 million residents in the recently acquired AirGate properties.

    FORWARD LOOKING STATEMENTS

    Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements, including the following factors: Alamosa's dependence on its affiliation with Sprint; shifts in populations or network focus; changes or advances in technology; changes in Sprint's national service plans or fee structure with us; change in population; difficulties in network construction; increased competition in our markets and adverse changes in financial position, condition or results of operations. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from Alamosa's forward-looking statements, please refer to Alamosa's filings with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended December 31, 2004 and in subsequent filings with the Securities and Exchange Commission. Investors and analysts should not place undue reliance on forward-looking statements.

    --30--TM1/na*

    CONTACT: Alamosa Holdings, Inc.
             Jon D. Drake, 806-722-1455
             jdrake@alamosapcs.com